EX-99.h.1.ii

AMENDMENT NO. 6 TO

SCHEDULE A

DELAWARE GROUP FOUNDATION FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF JANUARY 25, 2019

Delaware Strategic Allocation Fund	Effective as of May 1, 2002
(formerly, Delaware Foundation® Moderate Allocation Fund)

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE GROUP FOUNDATION FUNDS
SERVICE COMPANY		for its series set forth in this Schedule A

By:	/s/ Stephen J. Busch	By:	/s/ Shawn K. Lytle
Name:	Stephen J. Busch	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer